Employment Contract
Commercial Mutual Insurance Company (“employer” or “Company”)
And Barry B. Goldstein (“employee”)

Assumptions:
1.	Mr. Goldstein will be permitted to continue his employment as Chairman and CEO of DCAP Group, Inc.
2.
Mr. Goldstein will retain the title of Chairman of the Board.  The employee’s title as Chairman of The Board of the Company beyond the next annual meeting of the Board of Director’s of the Company is subject to the approval by the Board of such title at such Next Annual Board meeting.  The employee’s service as a director of the Company is subject to the right of the policyholders to elect and remove directors pursuant to applicable law and the Company’s bylaws.

3.	The employer requires additional services from Mr. Goldstein, beyond his current service as its Chairman. The employee will spend approximately 750 hours per year on matters concerning CMIC.
4.	The employee will devote his time on behalf of the employer to:
a.
Planning and executing the Company’s growth plan along with the Company’s CEO.  The employee will be charged with setting, along with the CEO, of the company’s strategic goals and defining the process by which those goals can be reached.

b.	Strategic planning including the development, monitoring and adjusting (as necessary) the Company’s business plans and projections.
c.	He will have responsibility for managing the Company’s investments
d.	He will be responsible for establishing and maintaining the Company’s relationships with investment bankers and investors.
e.	He will work with the CEO in the development of marketing relationships, third party administrative agreements, new ventures, etc.
f.	Such other items, concerns or opportunities that require his input, experience and or opinion.
5.	The contract term will commence on July 1, 2008 and will extend to December 31, 2011.

Salary and benefits:

Mr. Goldstein will be compensated at the rate of $150,000 per annum.  The salary will increase by 5% each of July 1, 2009; July 1, 2010 and July 1, 2011.  It is understood and agreed that Mr. Goldstein is not currently eligible to participate in any company benefit programs where such programs require a full-time position or require 1,200 working hours annually.  The employee will be added to the employer’s health insurance coverage without cost to the employee, if such coverage is no longer provided by DCAP Group, Inc.

Termination

The employee’s employment may be terminated by the Company at any time with or without cause upon written notice by the Company to the employee to such effect.  In the event of termination by the Company, the employee shall be entitled to receive a lump sum payment equal to six months pay.

The above contract is agreed to by both parties to be effective on July 1, 2008.

             ________________                                                     __________________
             John D. Reiersen                                                            Barry B. Goldstein
             President & CEO                                                           Chairman of the Board
             Commercial Mutual                                                       Commercial Mutual
             Dated:__________                                                       Dated:______________